Exhibit 10.9

June 12, 2008

Manoj Apte

Dear Manoj:

On behalf of SafeChannel Inc. (“the Company”), I am pleased to offer you the full-time position of Director of Product Management reporting to me. The following is your compensation package:

Salary: Your monthly salary will be $13,333.33 ($160,000 annualized). This salary is paid semi-monthly.

Upon joining the Company, you will have the option to purchase restricted shares as described below:

•	120,000 restricted common shares with four year vesting. Assuming continuous employment, vesting of these restricted shares is over four year period.

•	These restricted shares can be purchased by you at fair market share price within one month of your start date with the company.

•	The unvested restricted can be bought back by the Company in case you leave the Company or the Company terminates your employment.

•	In case of an acquisition, after at least one year of your joining the Company, 50% of your outstanding restricted shares (shares that have not been vested) will vest immediately.

All shares and options will be subject to the terms and conditions of your Shareholder agreement, Stock Option Agreement and the Company Stock Option Plan.

As a regular employee of the Company, you will be eligible to participate in the Company’s standard employee benefit package (medical and dental). Like all employees, you will also be eligible for vacation benefits per company’s vacation policy.

Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the company.

This offer is also contingent upon your signing the Company’s Confidentiality Agreement. We will also need you to provide evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service on your first day of employment, with supporting documentation.

This offer will expire in ONE WEEK from the date of this letter. Please fax a signed copy of the letter to 678-815-1155. Manoj, we have great confidence in you and your ability to be an exceptional member of our team. We look forward to [illegible].

Regards,

Jay Chaudhry

Chairman & CEO

SafeChannel, Inc.

Signed:	/s/ Manoj Apte	Date 6/19/08 Start Date: 7/2/2008
Manoj Apte